Exhibit 99.1

MEDIA CONTACT:

Nicole Decker

VP Investor Relations

Tupperware Brands Corporation

NicoleDecker@Tupperware.com

407-826-4560

TUPPERWARE BRANDS CORPORATION APPOINTS ANTÔNIO DE CASTRO TO BOARD OF

DIRECTORS

ORLANDO, FL (May 14, 2010) – Tupperware Brands Corporation (NYSE: TUP) announced today that Antônio Monteiro de Castro has been elected to the Company’s board of directors. Mr. de Castro, age 64, currently is the Chairman of New Britain Palm Oil Limited (NBPOL), a company with operations in Papua New Guinea and listed on the London Stock Exchange.

Additionally, Mr. de Castro is non-executive Chairman of Clean Energy Brazil, a senior non-executive director of BlackRock Latin American Investment Trust PLC, and a member of the board of Fundação Getulio Vargas and the board of Ação Comunitária do Brasil. Mr. de Castro holds a degree in business administration from the Getúlio Vargas Foundation and a Masters of Business Administration from Babson College in the U.S.

Mr. de Castro will serve as a member of the Compensation and Management Development Committee on Tupperware Brands Corporation’s board of directors.

About Tupperware Brands

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling premium innovative products across multiple brands and categories through an independent sales force of 2.4 million. Product brands and categories include design-centric preparation, storage, and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, Nuvo, and Swissgarde brands. For more information, log on to www.tupperwarebrands.com.

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